SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2004

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware	000-27596	94-3170244
(State or other jurisdiction of	(Commission file number)	(I.R.S. employer
incorporation or organization)		identification no.)

1021 Howard Avenue
San Carlos, CA 94070
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 628-4700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.
SIGNATURES

ITEM 8.01 OTHER EVENTS.

On October 1, 2004, Conceptus Inc. issued a press release announcing that it is revising its guidance for the third and fourth quarter of 2004. Text of the press release follows:

SAN CARLOS, Calif. (October 1, 2004) – Conceptus, Inc. (Nasdaq: CPTS), developer of the non-incisional permanent birth control procedure Essure®, today revised financial guidance for the third and fourth quarter of 2004.

Net sales for the third quarter of 2004 are now expected to be approximately $2.8 million, compared with previous guidance of $3.2 million to $3.4 million for the third quarter. The revision is attributable to lower than expected revenues from the company’s co-promotion agreement with the Gynecare division of ETHICON, Inc.. The Company’s net loss guidance for the third quarter is also revised to $6.5 million to $6.8 million, compared with previous guidance of $6.7 million to $7.0 million for the third quarter.

Conceptus also announced that it is revising net sales guidance for the fourth quarter of 2004 to $3.4 million to $3.6 million in sales and the company now expects to report a net loss of $6.2 million to $6.7 million for the quarter. Previous net sales guidance, which included sales attributable to the Gynecare agreement and sales from the consumer advertising campaign in Chicago had been in the range of $3.6 million to over $6.0 million. Prior guidance also called for a fourth quarter net loss of between $4 million and $5 million.

Net sales for 2004 are now` expected to be $11.4 million to $11.6 million, compared with prior Company guidance of $12.0 million to $15.0 million. The full-year net loss is expected to be $26 million to $26.8 million, compared with prior Company guidance for the net loss of $24.0 to $25.0 million.

“Although August was our best month ever in the U.S., it has become clear to us at this point that we are not going to achieve the traction anticipated this year from our Gynecare co-promotion, given the later than anticipated FDA approval,” stated Mark Sieczkarek, President and CEO of Conceptus. “Although we continue to have confidence in Gynecare’s ability to help us build penetration of Essure, the timing of launching the co-promotion late in the summer season has resulted in no appreciable sales contribution in the third quarter.”

“The other elements of our business remain very much intact. We continue to see increased utilization among our certified doctors, favorable reimbursement decisions as evidenced by the recent Kaiser and Humana approvals, and we anticipate receiving a specific CPT1 code late in October that will be effective January 1, 2005,” continued Mr. Sieczkarek. “We have concluded, however, it is not prudent to build estimates into our guidance of those factors for which we have no previous track record. Until we see traction from our Chicago advertising campaign or the Gynecare promotion of Essure, both of which were launched within the past few weeks, we are not going to include any contribution in our public guidance going forward.”

Conceptus has scheduled an investor conference call to discuss this announcement beginning at 8:30 a.m. Eastern Time today. To participate in the live call by telephone, please dial (888) 803-8296 from the U.S., or for international callers, please dial (706) 634-1250. Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s Website, www.conceptus.com. A replay will be available on the Website for 14 days.

A telephone replay will be available from 10:30 a.m. Eastern Time October 1, 2004 through 11:59 p.m. Eastern Time on October 3, 2004 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 1145056.

The Company plans to release financial results for the third quarter of 2004 and to hold an investment community conference call after market close on November 8, 2004.

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About Essure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control. Essure is 99.80% effective after three years of follow-up.

ABOUT CONCEPTUS

Conceptus, Inc. manufactures and markets Essure, an innovative medical device and procedure, designed to provide a non-incisional alternative to tubal ligation, which is the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

     Additional information about the Essure procedure is available at www.Essure.com or by calling the Essure Information line at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Projected net sales and net loss for the third and fourth quarters of 2004, the success of new marketing programs, clinical efficacy of and market demand for our product and receipt of permanent reimbursement codes, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as decisions by insurance companies, delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC. (Registrant)
	By:	/s/ Gregory E. Lichtwardt
Gregory E. Lichtwardt
Dated: October 1, 2004		Executive Vice President, Treasurer and Chief Financial Officer

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